                                                                     Exhibit 8.1

                       [Letterhead of Winston & Strawn]



                                 June 16, 1999



Heller Financial, Inc.
500 West Monroe Street
Chicago, Illinois 60661


          Re:  Federal Income Tax Disclosure Within Proxy Statement/Prospectus
               ---------------------------------------------------------------


Dear Ladies and Gentlemen:


          We have acted as special tax counsel for you in connection with the transactions contemplated by that certain Agreement and Plan of Merger dated and amended as of April 19, 1999 by and among Heller Financial, Inc. ("Heller"), HealthCare Financial Partners, Inc. ("HFP") and HF5, Inc. ("Merger Co.") (a wholly owned subsidiary of Heller) (the "Agreement"). This letter addresses the federal income tax issues on which you have requested our opinion. This opinion is being delivered in connection with the Proxy Statement/Prospectus upon the express instructions and request of Heller. Capitalized terms not defined herein shall have the same meaning as set forth in the Agreement.

          In connection with our opinion, we have examined the Agreement and the Proxy Statement/Prospectus to be delivered to the HFP shareholders (the "Stockholders") in connection with the transactions contemplated by the Agreement as well as such other documents, records and matters of law deemed relevant or necessary (the "Relevant Documents"). We have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and that the signatures on all documents examined by us are genuine. We have also relied upon certificates of public officials.

Heller Financial, Inc.
June 16, 1999
Page 2


          As to any facts material to our opinion, we have, with your consent, relied on the representations, warranties, covenants, and opinions made in the Relevant Documents by the respective parties thereto. We have also assumed certain other customary facts upon which this opinion is based, including that the transactions contemplated by the Relevant Documents will occur as described in such documents. Whenever our opinion with respect to the existence or absence of facts is based on our knowledge or awareness, we are referring to the actual knowledge of Winston & Strawn attorneys who have actively represented Heller during the course of our representation of such parties with respect to this opinion. We have not undertaken any independent investigation to determine the existence or absence of any facts and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us. We have consequently relied upon your factual representation that the information presented in the Relevant Documents or otherwise furnished to or assumed by us accurately and completely describes all material facts relevant to this opinion. Any representation or statement in any document upon which we rely that is made "to the best of knowledge" or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions.

          This opinion is rendered only as to the date hereof, and we undertake no obligation to update this opinion. Pursuant to the analysis described in Treasury Regulation section 1.6662-4(d)(3)(ii), this opinion is based upon the current provisions of the Code, as amended, currently applicable Treasury Regulations promulgated or proposed under the Code, currently published administrative rulings and procedures, judicial decisions and other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretations, both prospectively and retroactively, and such changes or interpretations, as well as any change in the facts as they have been represented to us or assumed by us, could affect our opinions. Our opinions do not foreclose the possibility of a contrary determination by the Internal Revenue Service (the "IRS") or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations, rulings, or procedures issued in the future.

          Subject to the foregoing, we express the opinion that under current federal income tax law the discussion in the Proxy Statement/Prospectus under the heading "Material Federal Income Tax Consequences" to the extent it constitutes matters of law or legal conclusions is accurate in all material respects.

Heller Financial, Inc.
June 16, 1999
Page 3



          This opinion is rendered only to you and may not be quoted in whole or in part or otherwise referred to, used by, or relied upon, nor be filed with, or furnished to, any other person or entity other than the Shareholders in connection with the Merger, without our prior written consent. Notwithstanding the foregoing, we hereby consent to the use of this opinion as an Exhibit to the Registration Statement and the use of our name in the Proxy Statement/Prospectus under the section entitled "Material Federal Income Tax Consequences." In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.


                                     Very truly yours,



                                     /s/ WINSTON & STRAWN